EXHIBIT 5.1
[LETTERHEAD OF O’MELVENY & MYERS LLP]
May 9, 2006
SanDisk Corporation
140 Caspian Court
Sunnyvale, California 94089
     Re:  Registration of Securities of SanDisk Corporation
Ladies and Gentlemen:
          At your request, we have examined the Registration Statement (the “Registration Statement”) on Form S-3 of SanDisk Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the following securities by the Company:
- shares of its common stock, par value $0.001 per share (the “Common Stock”), and the associated rights (the “Rights”) to purchase shares of Series A Junior Participating Preferred Stock, which are attached to all outstanding shares of Common Stock; and
- Senior Convertible Notes due 2013 (the “Debt Securities”) which may be issued under an indenture (including any supplements thereto, an “Indenture”) to be dated on or about the date of the first issuance of the Debt Securities, between the Company and a trustee to be selected by the Company, the form of which is filed as Exhibit 4.1 to the Registration Statement.
          The Common Stock and the Debt Securities are collectively referred to as the “Securities”. The Securities are being registered for offering and sale from time to time pursuant to Rule 415 under the Act. The Registration Statement provides that the Securities may be offered in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the Prospectus.
          Subject to certain proposed additional proceedings being taken as contemplated by the Registration Statement prior to the issuance and sale of the Securities being offered by the Company, we are of the opinion that:
1. With respect to the Common Stock offered under the Registration Statement, the Common Stock will be duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Common Stock as contemplated by the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable.
2. With respect to any series of Debt Securities issued under an Indenture and offered under the Registration Statement, the Debt Securities will be duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Debt Securities in accordance with the Registration Statement will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.
          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement relating to the Securities constituting part of the Registration Statement.
Very truly yours,
/s/ O’Melveny & Myers LLP